September 22, 2003





Heritage Management, Inc.
Attn:  Mr. Lee Murdock
1529 E I-30, Suite 104
Garland, TX  75043

Dear Mr. Murdock:

         As the  sole  director,  officer  and  major  shareholder  of  Heritage
Management, Inc. f/k/a Fresh Air.com, Inc. (the "Corporation"), you have requested that I review the below-identified documents of the Corporation in connection with the issuance of its Common Stock, par value of $0.001 per share (the "Common Stock"), upon organization and pursuant to a possible public offering of a maximum of not more than 2,000,000 shares and a minimum of not less than 240,000 shares, at a price of $0.25 per share.

         In this respect, I have examined the following documents of the Corporation which you represent are true and correct in every way and constitute all of the records of the Corporation:

            1. Articles of Incorporation of Fresh Air.com, Inc. filed with the Secretary of State of Nevada, on July 12, 2000 authorizing twenty-five million (25,000,000) shares of $0.001 par value capital stock.

            2. Corporate Charter Certificate from the Nevada Secretary of State dated June 12, 2000.

            3. Minutes of the Organization Meeting held by Lee Murdock on June 13, 2000, as the sole director named in the Articles of Incorporation, during which the following business, among others, was transacted.

                     o Issuance of 3,000,000 shares of the Corporation's Common Stock to Lee Murdock as consideration for services rendered and cash advanced to or for the Corporation at a stated value of $12,500.00.

Heritage Management, Inc.
Attn:  Mr. Lee Murdock
September 22, 2003
Page 2
---------------------------



                     o     Approving and adopting Bylaws of the Corporation.

            4. A set of Bylaws approved and adopted by the Corporation upon its organization.

            5. Special Meeting of the Board of Directors of the Corporation, of which Lee Murdock is the sole director, dated December 10, 2000, which authorizes the following transaction:

                     o Issuance of 50,000 shares of Common Stock of the Corporation to Designer Art, LLC valued at $12,500.00 ($0.25 per share) as consideration for the development of the Corporation's web site.

            6. Special Meeting of the Board of Directors of the Corporation, of which Lee Murdock is the sole director, dated June 7, 2001, which authorizes the following transaction:

                     o Issuance of 300,000 shares to Edie Kamps in consideration for one hundred percent (100%) of the outstanding stock of Heritage Funding Corporation. The 300,000 shares were valued at $25,000.00 (or $0.08333 per share).

            7. Certificate amending Articles of Incorporation of Fresh Air.com, Inc. filed with the Secretary of State of Nevada on March 4, 2003 changing the name of Fresh Air.com, Inc. to Heritage Management, Inc.

            8. Special Meeting of the Board of Directors of the Corporation, of which Lee Murdock is the sole director, dated February 21, 2003, which authorizes the following transaction:

                     o Filing of a public offering of not more than 2,000,000 shares and not less than 240,000 shares of the Corporation's Common Stock at a price of $0.25 per share pursuant to a registration statement to be filed by the Corporation with the Securities and Exchange Commission on Form SB-1 or SB-2.

            9. Certificate of Existence With Status in Good Standing from the Nevada Secretary of State, dated July 1, 2003.

Heritage Management, Inc.
Attn:  Mr. Lee Murdock
September 22, 2003
Page 3
---------------------------


            10. Copies of stock certificates representing the above-referenced issuance of shares.

         Based on the above and my examination of the foregoing documents, and your representation that all actions identified have been properly taken and all consideration and payments referred in the above documents have been properly paid and received by the Corporation, the 3,350,000 shares of Common Stock presently outstanding constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation. Additionally, the shares authorized for issuance pursuant to the public offering will, upon proper payment therefore, likewise constitute validly issued, fully paid, and non-assessable shares of Common Stock of the Corporation.

                                                  Very truly yours,


                                                  /s/ R. Brad Lamberth
                                                  --------------------
                                                      R. Brad Lamberth

RBL/kdv